UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SYNEOS HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On June 27, 2023, Syneos Health, Inc., a Delaware corporation (“Syneos Health,” the “Company,” “we,” “us” or “our”) filed its definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) relating to the Special Meeting of Stockholders to be held on August 2, 2023 to, among other things, approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Star Parent, Inc., a Delaware corporation (“Parent”), and Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into Syneos Health (the “Merger”), with Syneos Health continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As of July 25, 2023, five lawsuits (collectively, the “Lawsuits”) have been filed by alleged Syneos Health stockholders against the Company, its directors and its advisors related to the Merger Agreement: O’Dell v. Syneos Health, Inc., et al., Case No. 23-cv-05312, was filed in the United States District Court for the Southern District of New York on June 22, 2023; Wang v. Syneos Health, Inc., et al., Case No. 23-cv-05410, was filed in the United States District Court for the Southern District of New York on June 26, 2023; Delman v. Syneos Health, Inc., et al., Case No. 616711/2023, was filed in the Supreme Court of the State of New York, County of Suffolk, on July 7, 2023; Kent v. Syneos Health, Inc., et al., Case No. 23-cv-00749, was filed in the United States District Court of Delaware on July 10, 2023; and Williams v. Syneos Health, Inc. et al, Case No. 23-cv-05867, was filed in the United States District Court for the Southern District of New York on July 10, 2023.

Each of the complaints name as defendants the Company and certain members of the Company’s board of directors, and the Delman complaint also named as defendants Centerview Partners LLC, BofA Securities, Broadridge and our proxy solicitors, among others. Each of the complaints (other than the Delman complaint) allege violations of Sections 14(e) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder. The O’Dell and Wang complaints generally allege that the Schedule 14(a) Preliminary Proxy Statement, filed with the SEC on June 15, 2023, omits material information with respect to the proposed transaction and the valuation analyses performed by the Company’s financial advisors regarding the proposed transaction, which renders the Proxy Statement false and misleading. The Kent and Williams complaints make substantially similar allegations regarding the Proxy Statement. The Delman complaint alleges violations of the North Carolina Securities Act and negligent misrepresentation and concealment under North Carolina and New York common law by the Company, the members of the Company’s board of directors, Centerview, BofA Securities, Broadridge and our proxy solicitors, among others.

The complaints seek, among other things, (i) injunctive relief enjoining the Merger, unless and until the defendants issue additional disclosures, (ii) rescission of the Merger Agreement to the extent already implemented or rescissory damages, and (iii) recovery of an unspecified amount of damages, costs and disbursements. The Company believes the claims asserted in the Lawsuits are without merit and intends to vigorously defend against them. Additional complaints arising out of the proposed transaction may be filed in the future. Absent new or different allegations that are material or a disclosure obligation under U.S. federal securities laws, the Company will not necessarily disclose such additional complaints.

While the Company believes that the disclosure set forth in the Proxy Statement complies fully with applicable law, in order to moot plaintiffs’ disclosure claims, avoid nuisance, possible expense and delay, and provide additional information to our stockholders, the Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosure set forth below (the “Supplemental Disclosure”). Nothing in the Supplemental Disclosure shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosure set forth herein or in the Proxy Statement. To the contrary, the Company specifically denies all allegations in the Lawsuits that any additional disclosure was or is required.

Supplemental Disclosure to Proxy Statement

The following information should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Underlined text shows text being added to a reference disclosure in the Proxy Statement and a line through text shows text being deleted from a referenced disclosure in the Proxy Statement.

The Merger – Background of the Merger

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure to the fourth paragraph on page 51 of the Proxy Statement, as follows:

On February 8, 2023, representatives of Elliott contacted Mr. Dineen and on February 9, 2023, Mr. Dineen and Ms. Keefe held a telephone conversation with representatives of Elliott to discuss various matters relating to the Company. In particular, representatives of Elliott informed Mr. Dineen and Ms. Keefe that Elliott and its affiliated funds had invested in the Company via the public markets, that Elliott and its affiliates had an aggregate economic exposure to no more than 8.0% of the Company’s Class A common stock and that Elliott was interested in exploring a potential strategic transaction with the Company.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure to the fifth paragraph on page 51 of the Proxy Statement, as follows:

Later in the day on February 9, 2023, the Board held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities, Centerview and EY present. The Board and its advisors discussed the current status of the ongoing strategic review process. The Board and its advisors also discussed Elliott’s outreach and desire to participate in the Company’s ongoing strategic review process, and the Board’s fiduciary responsibilities in connection therewith and potential implications of not allowing Elliott to participate in the process, including Elliott’s stated potential to nominate directors at the Company’s 2023 annual meeting of stockholders or advocate for other corporate changes. Following discussion, the Board authorized the Company and its representatives to negotiate a confidentiality agreement with Elliott and invite Elliott to participate in the ongoing process alongside other potential counterparties.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure as a new third paragraph on page 52 of the Proxy Statement, as follows:

On February 17, 2023, the Committee held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, E&Y, BofA Securities and Centerview present, to discuss the ongoing negotiations of a confidentiality agreement with Elliott and review the proposed terms of the confidentiality agreement, including the timing implications of Elliott’s request that the Company agree not to hold its annual meeting prior to June 26, 2023.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure to the third paragraph on page 52 of the Proxy Statement, as follows:

On February 21, 2023, the Company entered into a customary confidentiality agreement with Elliott. The confidentiality agreement with Elliott contained a customary standstill provision that fell away upon the public announcement by the Company that it entered into the Merger Agreement, as well as an agreement with Elliott to provide Elliott advance notice of (and an opportunity to nominate directors at) the Company’s 2023 annual meeting of stockholders and an agreement by the Company not to hold its annual meeting prior to June 26, 2023. Pursuant to the confidentiality agreement, the standstill restrictions would also have fallen away 6 months after the date of the confidentiality agreement or upon the occurrence of certain other corporate events (such as a sale of the Company). The confidentiality agreement entered into between the Company and Elliott did not prohibit Elliott from making a competing non-public proposal to the Board.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure to the fourth paragraph on page 54 of the Proxy Statement, as follows:

On March 24, 2023, Patient Square contacted BofA Securities and Centerview and requested the Company’s approval to engage with Elliott and collaborate as a single bidder, which approval was required under the applicable confidentiality agreements, based upon Patient Square’s and Elliott’s familiarity with each other and historical dialogue between the two firms related to the Contract Research Organization sector. Representatives of BofA Securities and Centerview and management of the Company discussed the benefits and disadvantages of authorizing Patient Square to partner with Elliott. In light of Patient Square’s good business relationships with Elliott, and the fact that Patient Square had joined the process later than other potential counterparties, management determined that allowing Patient Square to partner with Elliott would allow Elliott to accelerate its evaluation of the Company by leveraging Patient Square’s experience in the healthcare industry. Following discussion between management of the Company and Mr. Dineen, who was supportive of this approach, the Company approved the request on March 24, 2023.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure to the sixth paragraph on pages 54 and 55 of the Proxy Statement, as follows:

On April 5, 2023, the Committee held a meeting by videoconference, with members of senior management of the Company and representatives of Latham, BofA Securities and Centerview present, to discuss various matters related to the ongoing strategic review process. The financial advisors informed the Committee that, on April 4, 2023, Elliott and Patient Square, which had previously been authorized by the Company to collaborate as a single bidder, informed representatives of BofA Securities and Centerview that Elliott and Patient Square, on the one hand, and Veritas Capital, on the other hand, were interested in potentially partnering together to evaluate a potential transaction as a single bidder (which we refer to as “Consortium 2”) based upon Elliott’s significant prior experience working with Veritas Capital. Under the applicable confidentiality agreements, the Company’s approval was required for any counterparty to discuss a potential transaction with any co-bidder. The Committee considered whether allowing the formation of Consortium 2 would increase the likelihood that the Company would receive an attractive proposal from Consortium 2 as opposed to a scenario in which Elliott, Patient Square and Veritas Capital were not permitted to work together. The Committee further considered whether any of the three potential counterparties in Consortium 2 acting as a single bidder would be able to raise the necessary equity and debt capital in the then-current financial markets environment in order to finance a potential acquisition of the Company. The attendees also discussed the fact that Elliott and Veritas Capital would benefit from Patient Square’s experience in the health care industry and its deep industry knowledge of and expertise in the contract research organization sector. The attendees also noted that in light of the fact that Patient Square had joined the transaction process only recently, authorizing the creation of Consortium 2 would likely also help Patient Square become more familiar with the Company and be in a better position to submit a proposal within the contemplated timetable. The Committee also weighed the potentially negative effect of the creation of Consortium 2 on the competitiveness of the ongoing transaction process. Following discussion, the Committee expressed its support for management’s recommendation to authorize Elliott, Patient Square and Veritas Capital to partner in connection with their respective due diligence efforts and form Consortium 2.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure to the fourth paragraph on page 57 of the Proxy Statement, as follows:

On May 1, 2023, the Board held a meeting by videoconference, with members of the Company’s senior management and representatives of BofA Securities, Centerview, Latham, EY and RLF present, to discuss the ongoing process, certain financial considerations and the revised draft of the merger agreement provided by Consortium 2. The financial advisors provided a summary of the process to date and provided an update on recent developments. Representatives of BofA Securities and Centerview reviewed their respective preliminary financial analyses of the Company based on the LRP, provided an update on the current state of financial markets as well as the potential market perception in case of announcement of a transaction involving the Company. At the meeting, the Board discussed the widely reported published reports of the Company’s consideration of a potential transaction and the likelihood that a failure to negotiate successfully a transaction satisfactory to the Board may result in activism targeted at the failed negotiations, including by Elliott. The Board also discussed various scenarios relating to the Company’s future in the then-current activist environment and the potential impact of activism on the Company’s ability to implement the LRP.

The Merger – Fairness Opinion of BofA Securities, Inc.

The disclosure under the heading “The Merger—Fairness Opinion of BofA Securities, Inc.—Summary of Material Financial Analyses” is hereby supplemented by adding the underlined disclosure to the first paragraph on page 70 of the Proxy Statement, as follows:

Based on BofA Securities’ review of the enterprise values to adjusted EBITDA multiples observed for the selected publicly traded companies, as well as historical next-twelve-months EBITDA multiples for the selected publicly traded companies and historical trading prices of the Common Stock and the common stock of the selected publicly traded companies, and on its professional judgment and experience, BofA Securities then applied an adjusted EBITDA multiple reference range of 8.0x—11.5x to the estimates of calendar year 2023 adjusted EBITDA for the Company as reflected in the Company Financial Forecasts, and an adjusted EBITDA multiple reference range of 6.5x—10.0x to the estimates of calendar year 2024 adjusted EBITDA for the Company as reflected in the Company Financial Forecasts, to calculate a range of implied enterprise values for the Company. BofA Securities then calculated an implied equity value per share reference range for the Company (rounded to the nearest $0.05) by deducting from this range of implied enterprise values an estimate of the net debt of the Company of $2,510 million as of March 31, 2023, as provided by the management of the Company, and dividing the result by a number of fully-diluted Common Stock outstanding ranging from approximately 107.1 million to 107.2 million (calculated on a treasury stock method basis, based on information provided by the management of the Company).

The disclosure under the heading “The Merger—Fairness Opinion of BofA Securities, Inc.—Selected Precedent Transactions Analysis” is hereby supplemented by adding the underlined disclosure to the third paragraph under that heading on page 72 of the Proxy Statement, as follows:

Based on BofA Securities’ review of the enterprise values to LTM Adj. EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied an enterprise value to LTM Adj. EBITDA multiple reference range of 8.0x to 13.0x to the Company’s adjusted EBITDA for the twelve-month period ended March 31, 2023, as reflected in the Company’s public filings, to calculate a range of implied enterprise values for the Company. BofA Securities then calculated an implied equity value per share reference range for the Company (rounded to the nearest $0.05) by deducting from this range of implied enterprise values an estimate of the net debt of the Company of $2,510 million as of March 31, 2023, as provided by the management of the Company, and dividing the result by a number of fully-diluted shares of Common Stock outstanding ranging from approximately 107.1 million to 107.2 million (calculated on a treasury stock method basis, based on information provided by the management of the Company).

The disclosure under the heading “The Merger—Fairness Opinion of BofA Securities, Inc.—Discounted Cash Flow Analysis” is hereby supplemented by adding the underlined disclosure to the first paragraph under that heading on page 72 of the Proxy Statement, as follows:

BofA Securities performed a discounted cash flow analysis of the Company to calculate a range of implied present values per share of Common Stock utilizing estimates of the standalone, unlevered, after-tax recurring free cash flows the Company was expected to generate over the period from the second quarter of calendar year 2023 through calendar year 2032 based on the Company Financial Forecasts. BofA Securities calculated a range of terminal values for the Company by applying an assumed perpetuity growth rate range of 2.50% to 3.50%, which was based on BofA Securities’ professional judgment and experience, to the terminal year recurring free cash flows of $989 million. The cash flows and the terminal values were discounted to March 31, 2023, utilizing mid-period discounting convention, and using discount rates ranging from 11.00% to 13.50%, which were based on an estimate of the Company’s weighted average cost of capital, derived using the capital asset pricing model. BofA Securities then calculated an implied equity value per share reference range for the Company (rounded to the nearest $0.05) by deducting from this range of implied enterprise values an estimate of the net debt of the Company of $2,510 million as of March 31, 2023, as provided by the management of the Company, and dividing the result by a number of fully-diluted shares of Common Stock outstanding ranging from approximately 107.1 million to 107.2 million (calculated on a treasury stock method basis, based on information provided by the management of the Company). This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the closing price per share of Common Stock as of the Reference Date, the closing price per share of Common Stock as of May 8, 2023 and the Merger Consideration:

The disclosure under the heading “The Merger—Fairness Opinion of BofA Securities, Inc.—Other Factors” is hereby supplemented by adding the underlined disclosure to the paragraph under that heading on page 73 of the Proxy Statement, as follows:

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

52-Week Trading Range. BofA Securities reviewed the trading range for the Common Stock for the 52-week period ended May 8, 2023, which was $25.70 to $79.14 per share of Common Stock, as compared to the closing price per share of Common Stock as of May 8, 2023 of $38.99.

•

6-Month Trading Range. BofA Securities reviewed the trading range for the Common Stock for the 6-month period ended May 8, 2023, which was $25.70 to $41.06 per share of Common Stock, as compared to the closing price per share of Common Stock as of May 8, 2023 of $38.99.

•

Wall Street Analysts’ Price Targets. BofA Securities reviewed certain publicly available equity research analyst price targets then published by ten (10) analysts for the Common Stock available as of May 8, 2023, which indicated a range of $28.00 to $55.00 and a present value of $24.80 to $48.65 when discounted by one year at the Company’s estimated mid-point cost of equity of 13.0%, derived using the capital asset pricing model, as compared to the closing price per share of Common Stock as of May 8, 2023 of $38.99.

The Merger – Fairness Opinion of Centerview Partners LLC

The disclosure under the heading “The Merger—Fairness Opinion of Centerview Partners LLC—Selected Comparable Company Analysis” is hereby supplemented by adding the underlined disclosure to the sixth and seventh paragraphs under that heading on pages 79 and 80 of the Proxy Statement, as follows:

With respect to the calendar year 2023 analysis, Centerview applied the range of EV/2023E Adjusted EBITDA multiples to the Company’s estimated 2023 Adjusted EBITDA of $731 million, as set forth in the Internal Data, to derive a range of implied enterprise values for the Company. Centerview subtracted from each of these ranges the Company’s net debt of $2,510 million as of March 31, 2023, as set forth in the Internal Data, to derive a range of implied equity values for the Company. Centerview then divided these implied equity values by the number of fully-diluted outstanding Common Stock ranging from approximately 107.1 million to 107.2 million (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money options, Company ESPP, restricted stock units and performance stock units) as of May 5, 2023, based on the Internal Data, to derive a range of implied values per Common Stock of approximately $31.25 to $44.75, rounded to the nearest $0.25. Centerview then compared the results of the above analysis to the $43.00 per share value of the Merger Consideration to be paid to the holders of the outstanding shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

With respect to calendar year 2024 analysis, Centerview applied the range of EV/2024E Adjusted EBITDA multiples to the Company’s estimated 2024 Adjusted EBITDA of $859 million, as based on the Internal Data, to derive a range of implied enterprise values for the Company. Centerview subtracted from each of these ranges the Company’s net debt of $2,510 million as of March 31, 2023, as set forth in the Internal Data, to derive a range of implied equity values for the Company. Centerview then divided these implied equity values by the number of fully-diluted outstanding shares of Common Stock ranging from approximately 107.1 million to 107.2 million (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money options, Company ESPP, restricted stock units and performance stock units) as of May 5, 2023, based on the Internal Data, to derive a range of implied values per share of Common Stock of approximately $32.75 to $48.75, rounded to the nearest $0.25. Centerview then compared the results of the above analysis to the $43.00 per share value of the Merger Consideration to be paid to the holders of the outstanding shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

The disclosure under the heading “The Merger—Fairness Opinion of Centerview Partners LLC—Selected Precedent Transactions Analysis” is hereby supplemented by adding the underlined disclosure to the fourth paragraph under that heading on page 81 of the Proxy Statement, as follows:

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a range of multiples of EV/LTM Adjusted EBITDA of 7.0x to 10.5x derived from the target companies in the selected precedent transactions. In selecting this range of multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and/or operating characteristics and prospects of the Company and the target companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or the Company in order to provide a context in which to consider the results of the quantitative analysis. Centerview applied this range to the Company’s LTM Adjusted EBITDA of $778 million for the period ended March 31, 2023, based on the Internal Data, to calculate an illustrative range of implied enterprise values for the Company. Centerview subtracted from each of these ranges the Company’s net debt of $2,510 million as of March 31, 2023, as set forth in the Internal Data, to derive a range of implied equity values for the Company. Centerview then divided these implied equity values by the number of fully-diluted outstanding Common Stock ranging from approximately 107.1 million to 107.2 million (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money options, Company ESPP, restricted stock units and performance stock units) as of May 5, 2023, based on the Internal Data, to derive an implied per Common Stock equity value range of approximately $27.50 to $52.75, rounded to the nearest $0.25. Centerview then compared the results of the above analysis to the $43.00 per share value of Common Stock of the Merger Consideration to be paid to the holders of the outstanding shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

The disclosure under the heading “The Merger— Fairness Opinion of Centerview Partners LLC—Discounted Cash Flow Analysis” is hereby supplemented by adding the underlined disclosure to the second paragraph under that heading on page 82 of the Proxy Statement, as follows:

In performing this analysis, Centerview calculated a range of implied equity values for the outstanding shares of Common Stock by (a) discounting to present value, as of March 31, 2023, using discount rates ranging from 12.0% to 14.0% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital, determined using the

“Capital Asset Pricing Model” and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including levered and unlevered betas for a comparable group of companies) and the mid-year convention: (i) the forecasted unlevered free cash flows of the Company over the period beginning on March 31, 2023 and ending on December 31, 2032, utilized by Centerview based on the Company Financial Forecasts and (ii) a range of implied terminal enterprise values of the Company, calculated by Centerview by applying perpetuity growth rates of 2.5% to 3.5% (which are based on considerations that Centerview deemed relevant in its professional judgment and expertise) to the terminal value year recurring free cash flows of $989 million, which implied a range of EV/LTM Adjusted EBITDA Multiples of 5.6x to 7.4x based on the Company’s forecasted terminal year Adjusted EBITDA, and (b) subtracting from the foregoing results the Company’s net debt of $2,510 million as of March 31, 2023, as set forth in the Internal Data. Centerview divided the result of the foregoing calculations by the number of fully-diluted outstanding shares of Common Stock ranging from approximately 107.1 million to 107.2 million (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money options, Company ESPP, restricted stock units and performance stock units) as of May 5, 2023, based on the Internal Data, resulting in a range of implied equity values per share of Common Stock of $30.50 to $47.00, rounded to the nearest $0.25. Centerview then compared the results of the above analysis to the $43.00 per share value of the Merger Consideration to be paid to the holders of outstanding Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

The disclosure under the heading “The Merger— Fairness Opinion of Centerview Partners LLC—Other Factors” is hereby supplemented by adding the underlined disclosure to the paragraph under that heading on page 83 of the Proxy Statement, as follows:

Centerview noted for the Board certain additional factors solely for informational purposes, including, among other things, the following:

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Illustrative Discounted Future Share Price Analysis. Centerview calculated and compared an illustrative implied present value of the future prices of the outstanding shares of Common Stock based on the Internal Data. This analysis was designed to provide an indication of the present value of a theoretical future price of the Company’s equity calculated as a multiple of forward Adjusted EBITDA. Centerview applied one-year forward Adjusted EBITDA multiples of 7.0x to 9.0x to the Company’s estimated 2023, 2024 and 2025 Adjusted EBITDA and discounted the derived value using a cost of equity equal to 14.00%, which Centerview deemed relevant in its professional judgment and experience. This analysis implied a per share price of Common Stock range of $31.75 to $54.50, rounded to the nearest $0.25. Centerview compared the results of the above analysis to the $43.00 per Common Stock value of the Merger Consideration to be paid to the holders of the outstanding shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement;

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Premia Paid Analysis. Centerview performed an analysis of premiums paid or payable in certain leveraged buy-out change of control transactions involving publicly traded target companies occurring since 2018, each with a transaction value of $5 billion to $15 billion, for which premium data was available and which Centerview deemed relevant in its professional judgment and experience in order to compare the premium paid over the Company’s present and historical Share prices to that paid in such past transactions. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the last trading day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction. Centerview applied a reference range of 19% to 34% to the Company’s closing stock price of $34.65 on February 13, 2023, which resulted in an implied price range of approximately $41.25 to $46.50 per share of Common Stock, rounded to the nearest $0.25;

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Analyst Price Target Analysis. Centerview reviewed certain publicly available Wall Street research analyst price targets then published by nine (9) analysts of the Common Stock available as of as of May 8, 2022 (the second to last trading day before the public announcement of the Transactions), which indicated low and high price targets ranging from $28.00 to $51.00 per share of Common Stock; and

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Historical Stock Price Trading Analysis. Centerview reviewed historical closing trading prices of the outstanding shares of Common Stock during the period beginning on November 4, 2022 (the first trading day following the announcement by the Company of its third quarter earnings for fiscal year 2022) and ending on February 13, 2023 (the last trading day prior to the date on which the trading price of Common Stock was perceived by Centerview to be affected by a potential transaction), which reflected low and high closing share prices of Common Stock for the Company during such period of $25.75 to $38.25 per share of Common Stock, rounded to the nearest $0.25.

The Merger – Certain Financial Forecasts

The disclosure under the heading “The Merger—Certain Financial Forecasts” is hereby amended by adding the underlined disclosure to the first paragraph on page 85 of the Proxy Statement, as follows:

However, the Company is including certain unaudited prospective financial information, which we refer to as the “Company Forecasts”, in this proxy statement in order to provide stockholders access to a summary of certain nonpublic, unaudited prospective financial information that was made available to the Board in connection with its consideration of the Merger, and was also provided by the Company to BofA Securities and Centerview (other than Adjusted Net Income information for the years 2028 through 2032) in connection with the rendering of their respective opinions to the Board and performing their related financial analyses.

The disclosure under the heading “The Merger—Certain Financial Forecasts” is hereby amended by adding the underlined disclosures after the second paragraph and in the table on page 86 of the Proxy Statement, as follows:

The Company defines “Adjusted Net Income” as net income excluding acquisition-related amortization, restructuring and other costs, transaction, integration-related, and other expenses, share-based compensation expense, other income (expense), net, and the income tax effect of the above adjustments.

(in millions)	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P	2031P	2032P
Revenue	$5,154	$5,278	$5,632	$6,076	$6,638	$7,102	$7,529	$7,905	$8,221	$8,468
Adj. EBITDA	$731	$859	$999	$1,149	$1,332	$1,425	$1,511	$1,586	$1,650	$1,699
Adj. Net Income	$379	$471	$572	$680	$825	$886	$941	$988	$1,028	$1,057

Unlevered Free Cash Flow	$285	$288	$354	$498	$612	$728	$798	$868	$934	$995

Additional Information and Where to Find It

This Supplemental Disclosure to Proxy Statement and the information contained herein shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. In connection with the proposed transaction, Syneos Health has filed the Proxy Statement with the SEC. BEFORE MAKING ANY VOTING DECISION, SYNEOS HEALTH STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS), IF ANY, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Syneos Health investors and stockholders may obtain a free copy of the Proxy Statement and documents filed by Syneos Health with the SEC at the SEC’s website at www.sec.gov. In addition, Syneos Health investors and stockholders may obtain a free copy of Syneos Health’s filings with the SEC from Syneos Health’s website at investor.syneoshealth.com or by directing a request by mail to Syneos Health, Inc., Attention: Investor Relations, 1030 Sync Street, Morrisville, NC 27560-5468 or telephone to (919) 876-9300.

Participants in the Solicitation

Syneos Health and its directors and executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the stockholders of Syneos Health in respect of the proposed transactions contemplated by the Proxy Statement. Information regarding Syneos Health’s directors and executive officers, including their ownership of Syneos Health’s securities, is set forth in the Proxy Statement and Syneos Health’s most recent Annual Report filed on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 10-K”), as amended by the Amendment to the 2022 10-K filed with the SEC on May 1, 2023. Other information regarding the participants in the proxy solicitation and a description of their interests are contained in the Proxy Statement for the Special Meeting and other relevant materials filed or that will be filed with the SEC in respect of the proposed transaction.

Cautionary Statement Regarding Forward-Looking Statements

This Supplemental Disclosure to Proxy Statement, and the documents to which we refer you in this Supplemental Disclosure to Proxy Statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain certain information, including financial estimates and statements as to, among other things, the expected timing of the closing of the Merger; any anticipated effects of the pendency or completion of the Merger on the value of the Common Stock of the Company; the ability of the parties to obtain any required regulatory approvals in connection with the Merger and to complete the Merger considering the various closing conditions; the availability of debt and equity financing; the expected benefits of the Merger; expenses related to the Merger and any potential future costs; the outcome or anticipated impacts of litigation relating to the Merger; including the Lawsuits described herein, the Company’s future growth and financial results, business strategy, value provided to customers and patients, and competitive position; and any assumptions underlying any of the foregoing, which may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “predicts,” “plans,” “expects,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “might,” “could,” “see,” “seek,” “forecast,” and similar words.

The forward-looking statements are based on the Company’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond its control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include, among others:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including the failure to close the proposed transaction by November 10, 2023;

•	the failure to obtain approval of the proposed transaction by the Company’s stockholders;

•

the failure to obtain certain required regulatory approvals to the completion of the proposed transaction or the failure to satisfy any of the other conditions to the completion of the proposed transaction;

•	any difficulties of Star Parent, Inc. in financing the transaction as a result of uncertainty or adverse developments in the debt or equity capital markets or otherwise;

•

the effect of the announcement of the proposed transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its key business partners and customers, and others with whom it does business, or on its operating results and businesses generally;

•	the response of competitors to the proposed transaction;

•	risks associated with the disruption to the Company’s current plans or diversion of management’s attention from ongoing business operations due to the proposed transaction;

•	the ability to meet expectations regarding the timing and completion of the proposed transaction;

•	significant costs associated with the proposed transaction;

•	availability of debt and equity capital and financing and any action by rating agencies in response to the proposed transaction;

•	the impacts of the Lawsuits and any additional potential litigation relating to the proposed transaction;

•

restrictions or prohibitions under certain covenants in the Merger Agreement during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities (including Project Velocity (as defined below) and other initiatives); and

•

the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as updated by the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 and the Company’s other SEC filings, copies of which are available free of charge on the Company’s website at www.investor.syneoshealth.com.

Consequently, all of the forward-looking statements we make in this Supplemental Disclosure to Proxy Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, the information contained under this heading. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are cautioned not to place undue reliance upon any of these forward-looking statements. Our stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

Voting Information:

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED AT THE SPECIAL MEETING.

To ensure that your shares of Common Stock (as defined in the Proxy Statement) are voted at the Special Meeting, we recommend that you provide voting instructions by proxy as soon as possible, whether or not you plan to attend the Special Meeting online.

Shares of Common Stock Held by a Record Holder

If you are a stockholder of record and your shares of Common Stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. The Proxy Statement was accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the proxy card. Your shares of Common Stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. You must have the proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone.

Submit a Proxy Card. If you complete, sign, date and return the previously provided proxy card by mail so that it is received in time for the Special Meeting, your shares of Common Stock will be voted in the manner directed by you on your proxy card.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Merger Proposal, the Executive Compensation Proposal and the Adjournment Proposal, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting. The failure to vote your shares or an abstention from voting your shares will have the same effect as a vote “AGAINST” the Merger Proposal, and an abstention from voting your shares will also have the same effect as a vote “AGAINST” the Executive Compensation Proposal and the Adjournment Proposal. Failure to vote your shares will not have an effect on the outcome of the Executive Compensation Proposal or the Adjournment Proposal.

Shares of Common Stock Held in “Street Name”

If your shares of Common Stock are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. You may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or over the Internet or by telephone through your broker, bank or other nominee if such a service is provided by them to you. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee.

The failure to vote your shares, an abstention from voting your shares, or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal, and an abstention from voting your shares will also have the same effect as a vote “AGAINST” the Executive Compensation Proposal and the Adjournment Proposal. Failure to vote your shares or a broker non-vote, if any, will not have an effect on the outcome of the Executive Compensation Proposal or the Adjournment Proposal.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it or change it any time before it is voted at the Special Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	granting a new proxy bearing a later date (which automatically revokes the earlier proxy);

•	providing a written notice of revocation to the Secretary at our offices at Syneos Health, Inc., 1030 Sync Street, Morrisville, North Carolina, 27560-5468, prior to your shares being voted; or

•	attending the virtual Special Meeting online and voting your shares electronically during the Special Meeting.

Please note, however, that only your last-dated proxy will count. Participating in the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the Special Meeting. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the Special Meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. EDT on August 1, 2023.

If you hold your shares of Common Stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote or submit new voting instructions. Any continuation, adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the Company stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as continued, adjourned or postponed.